Exhibit 99.2

For Immediate News Release

July 25, 2012

AVALONBAY COMMUNITIES, INC. ANNOUNCES

SECOND QUARTER 2012 OPERATING RESULTS

AND UPDATES FULL YEAR 2012 FINANCIAL OUTLOOK

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders (“Net Income”) for the quarter ended June 30, 2012 was $156,909,000.  This resulted in Earnings per Share – diluted (“EPS”) of $1.63 for the quarter ended June 30, 2012, compared to EPS of $0.49 for the comparable period of 2011, an increase of 232.7%. For the six months ended June 30, 2012, EPS was $2.24 compared to $0.84 for the comparable period of 2011, an increase of 166.7%.

The increase in EPS for the quarter and six months ended June 30, 2012 over the respective prior year periods is due primarily to an increase in real estate sales and related gains in 2012 as well as increased Net Operating Income (“NOI”) from existing and newly developed and acquired communities and a decline  in net interest expense.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the quarter ended June 30, 2012 increased 18.6% to $1.34 from $1.13 for the comparable period of 2011.  FFO per share for the six months ended June 30, 2012 increased 18.1% to $2.61 from $2.21 for the comparable period of 2011.   Adjusting for the non-routine items detailed in Attachment 14, FFO per share would have increased by 17.5% and 20.5% for the three and six months ended June 30, 2012, respectively over the prior year periods.

The Company’s FFO per share for the second quarter of 2012 exceeded the midpoint of the range for its second quarter 2012 by $0.02 per share due to savings in operating expenses.  Approximately half of the year to date savings in operating expenses are timing related and are expected to be incurred in the second half of 2012.

The Company revised its full year 2012 outlook from the full year 2012 outlook provided in February 2012. The Company now expects FOI per share to be within a range of $5.39 to $5.53, with a midpoint of $5.46. The components of the revised outlook are detailed in the following table.

July 2012 Full-Year 2012 Outlook
Comparison to February 2012 Full-Year 2012 Outlook

Per Share

Projected FFO per share 2012 - February 2012 Outlook $5.25 to $5.55 (1)	$ 5.40

Community operations	0.08

Investment activity (2)	(0.03)

Financing activity (2)	0.01

Projected FFO per share 2012 - July 2012 Outlook $5.39 to $5.55 (1)	$ 5.46

(1) Represents the midpoint of the Company’s outlook.
(2) Details of the changes in outlook can be found in this earnings release under the section titled “Third Quarter and Updated Full Year 2012 Outlook.”

Commenting on the Company’s results, Tim Naughton, CEO and President, said, “These results demonstrate the continued strength in apartment fundamentals and  the benefit of our development platform.  We increased the midpoint of our  full year 2012 outlook by six cents per share and now expect per share FFO growth of nearly 20% for the year.”

Operating Results for the Quarter Ended June 30, 2012 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $17,011,000, or 6.9% to $261,870,000.  For Established Communities, rental revenue increased 5.8%, attributable to an increase in Average Rental Rates of 6.2% offset by a decrease in Economic Occupancy of 0.4%. As a result, total revenue for Established Communities increased $10,442,000 to $190,279,000. Operating expenses for Established Communities increased $1,667,000, or 3.0%, to $57,748,000. Accordingly, NOI for Established Communities increased by 7.1%, or $8,775,000, to $132,531,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the second quarter of 2012 compared to the second quarter of 2011:

Q2 2012 Compared to Q2 2011

	Rental	Operating			% of
	Revenue	Expenses		NOI	NOI (1)

New England	4.4%	2.1%		5.7%	19.2%
Metro NY/NJ	5.5%	3.8%		6.3%	29.9%
Mid-Atlantic	3.6%	6.8%		2.4%	13.8%
Pacific NW	8.8%	7.2%		9.5%	3.5%
No. California	10.2%	3.9%		12.8%	19.6%
So. California	4.8%	(2.7%	)	8.5%	14.0%
Total	5.8%	3.0%		7.1%	100.0%

(1) Total represents each region’s % of total NOI from the Company, including discontinued operations.

Copyright © 2012 AvalonBay Communities, Inc. All Rights Reserved

Operating Results for the Six Months Ended June 30, 2012 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $35,690,000, or 7.4% to $516,357,000.  For Established Communities, rental revenue increased 6.2%, attributable to an increase in Average Rental Rates while maintaining Economic Occupancy at 96.0%. Total revenue for Established Communities increased $21,979,000 to $377,648,000. Operating expenses for Established Communities increased $920,000, or 0.8%, to $114,735,000. Accordingly, NOI for Established Communities increased by 8.7%, or $21,059,000, to $262,913,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the six months ended June 30, 2012 as compared to the six months ended June 30, 2011:

YTD 2012 Compared to YTD 2011

	Rental	Operating			% of
	Revenue	Expenses		NOI	NOI (1)

New England	4.9%	0.8%		7.2%	19.1%
Metro NY/NJ	5.9%	1.4%		8.0%	29.6%
Mid-Atlantic	4.5%	4.7%		4.4%	14.1%
Pacific NW	8.7%	4.2%		10.7%	3.4%
No. California	10.2%	1.0%		14.1%	19.5%
So. California	5.1%	(5.0%	)	10.2%	14.3%
Total	6.2%	0.8%		8.7%	100.0%

(1) Total represents each region’s % of total NOI from the Company, including discontinued operations.

Development Activity

During the second quarter of 2012, the Company started the construction of four communities: Avalon/AVA Assembly Row, located in Somerville, MA, Avalon East Norwalk, located in Norwalk, CT, AVA University District, located in Seattle, WA and Avalon Dublin Station II, located in Dublin, CA. These four communities will contain 1,226 apartment homes when completed, and will be developed for an estimated Total Capital Cost of $308,700,000.

During the second quarter of 2012, the Company completed four communities: AVA Queen Anne, located in Seattle, WA, Avalon Cohasset, located in Cohasset, MA, Avalon Andover, located in Andover, MA, and Avalon Rockville Centre, located in Rockville Centre, NY.  These four communities contain 887 apartment homes and were constructed for an aggregate Total Capital Cost of $245,900,000.

During the second quarter of 2012 the Company acquired two land parcels for an aggregate purchase price of $24,589,000.   In July 2012, the Company acquired two additional land parcels for an aggregate purchase price of $21,224,000.  The Company anticipates starting construction in 2012 and 2013 on these four land parcels.

Redevelopment Activity

During the second quarter of 2012, the Company commenced the redevelopment of Eaves Fairfax, located in Fairfax, VA.  Eaves Fairfax contains 141 apartment homes and will be redeveloped for an estimated Total Capital Cost of $4,900,000, excluding costs incurred prior to redevelopment.

Disposition Activity

During the second quarter of 2012, the Company sold two communities:  Waterford, located in Oakland, CA and Arlington Heights, located in Chicago, IL.  Waterford, containing 544 apartment homes, was sold for $86,500,000 and Arlington Heights, containing 409 apartment homes, was sold for $87,250,000.  The dispositions resulted in an aggregate gain in accordance with GAAP of $95,049,000 and an Economic Gain of $66,265,000.  The Weighted Average Initial Year Market Cap rate for these two communities was 5.3% and the Unleveraged IRR over the 14.9 year holding period was 11.1%.

In conjunction with the disposition of Waterford, the Company repaid the outstanding $33,100,000 variable rate note secured by the community in advance of its June 2014 scheduled maturity.  The Company incurred charges of $602,000 for a prepayment penalty and the write off of deferred finance costs as part of this transaction.  These charges were included in the Company’s financial outlook for the second quarter 2012, provided in April 2012.

During the second quarter of 2012, AvalonBay Value Added Fund, L.P. (“Fund I”), a private discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 15%, sold Avalon Lombard, located in Chicago, IL. Avalon Lombard, containing 256 apartment homes, was sold for $35,450,000. The Company’s proportionate share of the gain in accordance with GAAP for this disposition was $385,000.

The dispositions transacted in the second quarter of 2012 complete the Company’s exit of the Chicago market.

Acquisition Activity

During the second quarter of 2012, the Company acquired Eaves Cerritos, located in Artesia, CA.  Eaves Cerritos contains 151 apartment homes and was acquired for a purchase price of $29,500,000.

Copyright © 2012 AvalonBay Communities, Inc. All Rights Reserved

Financing, Liquidity and Balance Sheet Statistics

At June 30, 2012, the Company had no amounts outstanding under its $750,000,000 unsecured credit facility.

At June 30, 2012, the Company had $431,954,000 in unrestricted cash and cash in escrow.

Unencumbered NOI as a percentage of total NOI generated by real estate assets for the six months ended June 30, 2012 was 73%. Interest Coverage for the second quarter of 2012 was 4.8 times.

The Company issued additional shares of common stock during the second quarter of 2012 under the Company’s second Continuous Equity Program (“CEP II”), and completed the program in July 2012. A summary of activity for 2012 and the life of the program is provided in the following table:

$500 million CEP II
2012 and Total Activity

	Shares	Average	Net
	Issued	Price/Share	Proceeds

2Q 2012	1,119,892	$ 140.14	$ 154,588,000
YTD 2012 (1)	1,435,215	$ 140.41	$ 198,489,000
Total Program	3,925,980	$ 127.36	$ 492,490,000

(1) Includes activity through July 2012.

Debt Repayment Activity

In May 2012, in addition to the repayment of the secured financing associated with Waterford discussed above, the Company also repaid a variable rate secured mortgage note in the amount of $14,566,000 in accordance with its scheduled maturity date.

Third Quarter and Updated Full Year 2012 Outlook

During the year, the Company may update its financial outlook based in part on actual economic conditions (including job growth and housing market conditions) which may differ from assumptions used in developing the Company’s outlook provided at the beginning of the year. Any update to the Company’s financial outlook would also rely heavily on portfolio trend analysis.

Property Operations

Rental rates and occupancy through June 2012 are largely in line with the Company’s February 2012 outlook and recent trends suggest that total rental revenue will continue to track our original outlook for revenue growth for 2012 provided in February of 2012.

Operating expenses through June 2012 are less than the original February 2012 outlook, partly due to permanent savings from lower utilities due to mild weather and partly due to the timing of expenses incurred.  The Company expects a portion of these expense savings related to timing to reverse in the second half of 2012.

As a result, the Company revised its expected ranges for operating results, updating the ranges from the February 2012 outlook as follows:

•

the Company revised the range for its expected increase in Established Communities’ revenue and now expects revenue growth of between 5.5% and 6.0% and retained the original midpoint of the range at 5.75%; and

•	the Company revised the range for its Established Communities’ NOI growth and now expects NOI growth between 7.0% and 8.0%, increasing the midpoint of the range by 0.5% to 7.5%.

Development

The Company continues to expect the following development activity disclosed in its February 2012 outlook.

•	The Company currently has 20 communities under development and anticipates starting between $1,000,000,000 and $1,200,000,000 of new development during 2012.
•	During 2012, the Company expects to disburse between $750,000,000 and $850,000,000 related to current and expected Development Communities and expected acquisitions of land for future development.
•	The Company expects to complete the development of nine communities during 2012 for an aggregate Total Capital Cost of approximately $590,000,000.

Acquisition & Disposition Activity

The Company’s expected outlook for acquisition and disposition activity for its wholly owned portfolio for the full year 2012 is revised such that expected dispositions declined to between $250,000,000 and $350,000,000, and acquisitions are expected to decline to between $250,000,000 and $350,000,000.

Capital Markets

The Company continues to expect to raise a total of $700,000,000 to $900,000,000 of new debt and equity capital during 2012.

EPS and FFO Outlook

For the third quarter of 2012, the Company expects EPS in the range of $1.00 to $1.04.  The Company expects EPS for the full year 2012 to be in the range of $5.11 to $5.25.

The Company expects Projected FFO per share in the range of $1.38 to $1.42 for the third quarter of 2012 and Projected FFO per share for the full year 2012 to be in the range of $5.39 to $5.53.

Other Matters

The Company will hold a conference call on July 26, 2012 at 1:00 PM ET to review and answer questions about this release, its second quarter 2012 results, the Attachments (described below) and related matters. To participate on the call, dial 1-877-510-2397 domestically and 1-763-416-6924 internationally.

To hear a replay of the call, which will be available from July 26, 2012 at 3:00 PM ET to August 1, 2012 at 11:59 PM ET, dial 1-800-585-8367 domestically and 1-404-537-3406 internationally, and use Access Code:  97256881.   A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces earnings release attachments (the “Attachments”) that provide detailed information regarding operating, development,

Copyright © 2012 AvalonBay Communities, Inc. All Rights Reserved

redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

About AvalonBay Communities, Inc.

As of June 30, 2012, the Company owned or held a direct or indirect ownership interest in 201 apartment communities containing 59,258 apartment homes in nine states and the District of Columbia, of which 20 communities were under construction and 11 communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States.  More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Senior Manager of Investor Relations at 1-703-317-4681 or Thomas J. Sargeant, Chief Financial Officer at 1-703-317-4635.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters.  Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; and increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q. The Company does not undertake a duty to update forward-looking statements, including its expected third quarter and full year 2012 operating results. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 14, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.”  Attachment 14 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright © 2012 AvalonBay Communities, Inc. All Rights Reserved

AvalonBay
COMMUNITIES, INC.

SECOND QUARTER 2012
Supplemental Operating and Financial Data

Avalon Union City
Union City, CA

Eaves South Coast
Costa Mesa, CA

AVA Queen Anne
Seattle, WA

Avalon Rockville Centre
Rockville Centre, NY

Our strategy is to be leaders in market research and capital allocation, delivering a range of multifamily offerings tailored to serve the needs of the most attractive customer segments in the best-performing submarkets of the United States.

SECOND QUARTER 2012

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Selected Operating and Other Information	Attachment 1
Detailed Operating Information	Attachment 2
Condensed Consolidated Balance Sheets	Attachment 3
Sequential Operating Information by Business Segment	Attachment 4

Market Profile
Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 5
Sequential Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 6
Year-to-Date Revenue and Occupancy Changes (Established Communities)	Attachment 7
Operating Expenses (“Opex”) (Established Communities)	Attachment 8

Development, Redevelopment, Acquisition and Disposition Profile
Development Communities	Attachment 9
Redevelopment Communities	Attachment 10
Summary of Development and Redevelopment Community Activity	Attachment 11
Future Development	Attachment 12
Summary of Disposition Activity	Attachment 13

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms	Attachment 14

The following is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The projections and estimates contained in the following attachments are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements.  Risks associated with the Company’s development, redevelopment, construction, and lease-up activities, which could impact the forward-looking statements made, are discussed in the paragraph titled “Forward-Looking Statements” in the release to which these attachments relate.  In particular, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and the Company’s Quarterly Reports on Form 10-Q for subsequent quarters.

  Attachment 1

AvalonBay Communities, Inc.

Selected Operating and Other Information

June 30, 2012

(Dollars in thousands except per share data)

(unaudited)

SELECTED OPERATING INFORMATION

	Q2	Q2		YTD	YTD
	2012	2011	% Change	2012	2011	% Change

Net income attributable to
common stockholders	$156,909	$43,373	261.8%	$214,667	$73,713	191.2%

Per common share - basic	$1.64	$0.50	228.0%	$2.25	$0.85	164.7%
Per common share - diluted	$1.63	$0.49	232.7%	$2.24	$0.84	166.7%

Funds from Operations	$128,193	$99,945	28.3%	$250,164	$193,485	29.3%
Per common share - diluted	$1.34	$1.13	18.6%	$2.61	$2.21	18.1%

Dividends declared - common	$93,689	$79,146	18.4%	$186,170	$157,075	18.5%
Per common share	$0.9700	$0.8925	8.7%	$1.9400	$1.7850	8.7%

Common shares outstanding	96,586,916	88,678,968	8.9%	96,586,916	88,678,968	8.9%
Outstanding operating partnership
units	7,500	7,707	(2.7%)	7,500	7,707	(2.7%)
Total outstanding shares and units	96,594,416	88,686,675	8.9%	96,594,416	88,686,675	8.9%

Average shares and participating
securities outstanding - basic	95,641,333	87,566,877	9.2%	95,457,916	86,989,628	9.7%

Weighted shares - basic	95,308,163	87,317,602	9.2%	95,082,172	86,746,992	9.6%
Average operating partnership units
outstanding	7,500	7,707	(2.7%)	7,500	8,992	(16.6%)
Effect of dilutive securities	677,162	871,129	(22.3%)	730,531	841,997	(13.2%)

Average shares outstanding - diluted	95,992,825	88,196,438	8.8%	95,820,203	87,597,981	9.4%

DEBT COMPOSITION AND MATURITIES	CAPITALIZED COSTS

		Average						Non-Rev
		Interest	Remaining			Cap	Cap	Capex
Debt Composition (1)	Amount	Rate (2)	Maturities (1)			Interest	Overhead	per Home

Conventional Debt			2012	$208,567	Q212	$12,625	$6,682	$92
Long-term, fixed rate	$2,803,445		2013	$336,849	Q112	$12,320	$6,627	$52
Long-term, variable rate	9,000		2014	$164,284	Q411	$10,901	$6,165	$211
Variable rate facilities (3)	–		2015	$418,189	Q311	$8,946	$5,893	$181
Subtotal, Conventional	2,812,445	5.6%	2016	$262,807	Q211	$7,673	$6,058	$128

Tax-Exempt Debt					COMMUNITY INFORMATION
Long-term, fixed rate	182,193
Long-term, variable rate	367,935
Subtotal, Tax-Exempt	550,128	3.4%						Apartment
							Communities	Homes
Total Debt	$3,362,573	5.3%			Current Communities		181	53,144
					Development Communities		20	6,114
					Development Rights		33	9,036

(1) Excludes debt associated with assets classified as held for sale.

(2) Includes costs of financing such as credit enhancement fees, trustees’ fees, etc.

(3) Represents the Company’s $750 million unsecured credit facility, under which no amounts were drawn at June 30, 2012.

  Attachment 2

AvalonBay Communities, Inc.

Detailed Operating Information

June 30, 2012

(Dollars in thousands except per share data)

(unaudited)

	Q2	Q2		YTD	YTD
	2012	2011	% Change	2012	2011	% Change
Revenue:
Rental and other income	$256,035	$233,249	9.8%	$504,052	$457,652	10.1%
Management, development and other fees	2,770	2,332	18.8%	5,319	4,652	14.3%
Total	258,805	235,581	9.9%	509,371	462,304	10.2%
Operating expenses:
Direct property operating expenses, excluding property taxes	55,172	51,216	7.7%	108,403	103,348	4.9%
Property taxes	25,182	23,266	8.2%	49,457	47,167	4.9%
Property management and other indirect operating expenses	11,400	10,041	13.5%	21,982	19,391	13.4%
Total operating expenses	91,754	84,523	8.6%	179,842	169,906	5.8%
Interest expense, net	(33,193)	(44,544)	(25.5%)	(66,819)	(87,515)	(23.6%)
Loss on extinguishment of debt, net	–	–	–	(1,179)	–	(100.0%)
General and administrative expense	(8,316)	(8,145)	2.1%	(18,026)	(15,437)	16.8%
Joint venture income (1)	2,073	395	424.8%	4,248	898	373.1%
Investments and investment management expense	(1,499)	(1,341)	11.8%	(2,945)	(2,532)	16.3%
Expensed acquisition, development and other pursuit costs	(901)	(1,353)	(33.4%)	(1,141)	(2,003)	(43.0%)
Depreciation expense	(64,875)	(60,836)	6.6%	(127,436)	(120,059)	6.1%
Gain on sale of land	280	–	100.0%	280	–	100.0%
Income from continuing operations	60,620	35,234	72.0%	116,511	65,750	77.2%
Discontinued operations:
Income from discontinued operations (2)	1,152	283	307.1%	2,870	303	847.2%
Gain on sale of real estate	95,049	7,675	1,138.4%	95,049	7,675	1,138.4%
Total discontinued operations	96,201	7,958	1,108.9%	97,919	7,978	1,127.4%
Net income	156,821	43,192	263.1%	214,430	73,728	190.8%
Net (income) loss attributable to redeemable noncontrolling interests	88	181	(51.4%)	237	(15)	(1,680.0%)

Net income attributable to common stockholders	$156,909	$43,373	261.8%	$214,667	$73,713	191.2%
Net income attributable to common stockholders per common share - basic	$1.64	$0.50	228.0%	$2.25	$0.85	164.7%
Net income attributable to common stockholders per common share - diluted	$1.63	$0.49	232.7%	$2.24	$0.84	166.7%

(1)             Amount for the three months ended June 30, 2012 includes a gain of $385 related to the sale of an unconsolidated community.  Amount for the six months ended June 30, 2012 includes a gain of $1,471 related to the sale of three unconsolidated communities.

(2)             Reflects net income or loss for investments in real estate classified as discontinued operations as of June 30, 2012 and investments in real estate sold during the period from January 1, 2011 through June 30, 2012.  The following table details income from discontinued operations for the periods shown:

	Q2	Q2	YTD	YTD
	2012	2011	2012	2011
Rental income	$3,065	$9,278	$6,986	$18,363
Operating and other expenses	(1,114)	(5,600)	(2,486)	(11,289)
Interest expense, net	(53)	(1,311)	(133)	(2,611)
Loss on extinguishment of debt	(602)	–	(602)	–
Depreciation expense	(144)	(2,084)	(895)	(4,160)
Income from discontinued operations	$1,152	$283	$2,870	$303

  Attachment 3

AvalonBay Communities, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(unaudited)

	June 30,	December 31,
	2012	2011

Real estate	$8,577,994	$8,243,720
Less accumulated depreciation	(1,947,431)	(1,820,381)

Net operating real estate	6,630,563	6,423,339

Construction in progress, including land	681,493	597,346
Land held for development	294,116	325,918
Operating real estate assets held for sale, net	--	78,427

Total real estate, net	7,606,172	7,425,030

Cash and cash equivalents	358,263	616,853
Cash in escrow	73,691	73,400
Resident security deposits	25,468	23,597
Other assets	348,451	343,510
Total assets	$8,412,045	$8,482,390

Unsecured notes, net	$1,450,048	$1,629,210
Unsecured facilities	--	--
Notes payable	1,912,316	1,969,986
Resident security deposits	39,702	36,620
Liabilities related to assets held for sale	--	35,467
Other liabilities	420,423	402,152
Total liabilities	$3,822,489	$4,073,435

Redeemable noncontrolling interests	7,316	7,063

Equity	4,582,240	4,401,892
Total liabilities and equity	$8,412,045	$8,482,390

  Attachment 4

AvalonBay Communities, Inc.

Sequential Operating Information by Business Segment (1)

June 30, 2012

(Dollars in thousands)

(unaudited)

	Total	Quarter Ended	Quarter Ended	Quarter Ended
	Homes	June 30, 2012	March 31, 2012	December 31, 2011

RENTAL REVENUE
Established (2)	31,734	$190,196	$187,308	$186,051
Other Stabilized (2) (3)	7,559	35,455	34,485	33,759
Redevelopment (2)	3,937	22,820	22,372	22,254
Development (2)	7,001	6,690	3,458	2,199
Total Consolidated Communities	50,231	$255,161	$247,623	$244,263

OPERATING EXPENSE
Established		$57,748	$56,987	$56,707
Other Stabilized		12,936	12,083	13,050
Redevelopment		6,732	6,561	6,271
Development		2,937	1,876	1,068
Total Consolidated Communities		$80,353	$77,507	$77,096

NOI (2)
Established		$132,531	$130,382	$129,405
Other Stabilized		23,244	22,705	21,344
Redevelopment		16,136	15,843	16,015
Development		3,757	1,584	1,134
Total Consolidated Communities		$175,668	$170,514	$167,898

AVERAGE REVENUE PER OCCUPIED HOME
Established		$2,085	$2,048	$2,037
Other Stabilized		1,638	1,607	1,627
Redevelopment		2,046	2,000	1,972
Development (4)		2,546	2,399	2,308

ECONOMIC OCCUPANCY
Established		95.8%	96.1%	95.9%
Other Stabilized		95.4%	95.6%	94.4%
Redevelopment		94.4%	94.7%	95.6%
Development (5)		40.8%	28.7%	26.1%

STABILIZED COMMUNITIES TURNOVER
Current Year Period / Prior Year Period (6)		56.4% / 55.8%	43.9% / 43.5%	46.0% / 45.4%

(1)          Excludes amounts related to communities that have been sold, or that are classified as held for sale.

(2)          See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)          Results for these communities for quarters prior to January 1, 2012 may reflect community operations prior to stabilization, including periods of lease-up, such that occupancy levels are below what would be considered stabilized.

(4)          Average revenue per occupied home for Development Communities includes only those assets with at least one full quarter of lease-up activity.

(5)          Economic Occupancy for Development Communities is calculated based on the communities currently generating revenue.  For detail of occupancy rates for communities under construction, and communities for which construction has completed, but the community has not yet reached stabilized occupancy, see Attachment #9, Development Communities.

(6)          Turnover represents the annualized number of units turned over during the quarter, divided by the total number of apartment homes for communities with stabilized occupancy for the respective reporting period.

Attachment 5

AvalonBay Communities, Inc.

Quarterly Revenue and Occupancy Changes - Established Communities (1)

June 30, 2012

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s) (3)

		Q2 12	Q2 11	% Change	Q2 12	Q2 11	% Change	Q2 12	Q2 11	% Change
New England
Boston, MA	4,719	$2,057	$1,943	5.9%	95.3%	96.2%	(0.9%)	$27,762	$26,452	5.0%
Fairfield-New Haven, CT	2,347	2,078	1,987	4.6%	95.4%	96.7%	(1.3%)	13,965	13,521	3.3%
New England Average	7,066	2,064	1,958	5.4%	95.3%	96.3%	(1.0%)	41,727	39,973	4.4%

Metro NY/NJ
New York, NY	4,027	2,891	2,692	7.4%	96.5%	96.6%	(0.1%)	33,698	31,398	7.3%
New Jersey	2,246	2,045	1,960	4.3%	96.0%	96.5%	(0.5%)	13,222	12,739	3.8%
Long Island, NY	1,620	2,394	2,332	2.7%	96.4%	96.7%	(0.3%)	11,221	10,962	2.4%
Metro NY/NJ Average	7,893	2,548	2,409	5.8%	96.3%	96.6%	(0.3%)	58,141	55,099	5.5%

Mid-Atlantic
Washington Metro	4,748	1,902	1,835	3.7%	95.3%	95.4%	(0.1%)	25,825	24,932	3.6%
Mid-Atlantic Average	4,748	1,902	1,835	3.7%	95.3%	95.4%	(0.1%)	25,825	24,932	3.6%

Pacific Northwest
Seattle, WA	1,908	1,468	1,363	7.7%	96.5%	95.4%	1.1%	8,110	7,453	8.8%
Pacific Northwest Average	1,908	1,468	1,363	7.7%	96.5%	95.4%	1.1%	8,110	7,453	8.8%

Northern California
San Jose, CA	2,442	2,154	1,937	11.2%	95.9%	96.7%	(0.8%)	15,136	13,705	10.4%
Oakland-East Bay, CA	1,699	1,719	1,570	9.5%	96.3%	97.0%	(0.7%)	8,436	7,755	8.8%
San Francisco, CA	1,079	2,672	2,403	11.2%	96.3%	96.2%	0.1%	8,329	7,483	11.3%
Northern California Average	5,220	2,120	1,913	10.8%	96.1%	96.7%	(0.6%)	31,901	28,943	10.2%

Southern California
Los Angeles, CA	2,974	1,794	1,710	4.9%	95.7%	95.4%	0.3%	15,318	14,554	5.2%
Orange County, CA	1,000	1,716	1,628	5.4%	95.1%	96.2%	(1.1%)	4,895	4,694	4.3%
San Diego, CA	925	1,622	1,567	3.5%	95.1%	94.9%	0.2%	4,279	4,127	3.7%
Southern California Average	4,899	1,745	1,665	4.8%	95.5%	95.5%	0.0%	24,492	23,375	4.8%

Average/Total Established	31,734	$2,085	$1,964	6.2%	95.8%	96.2%	(0.4%)	$190,196	$179,775	5.8%

(1) Established Communities are communities with stabilized occupancy and operating expenses as of January 1, 2011 such that a comparison of 2011 to 2012 is meaningful.

(2) Reflects the effect of concessions amortized over the average lease term.

(3) With concessions reflected on a cash basis, rental revenue from Established Communities increased 5.4% between years.

Attachment 6

AvalonBay Communities, Inc.

*Sequential Quarterly* Revenue and Occupancy Changes - Established Communities

June 30, 2012

	Apartment Homes	Average Rental Rates (1)			Economic Occupancy			Rental Revenue ($000’s)

		Q2 12	Q1 12	% Change	Q2 12	Q1 12	% Change	Q2 12	Q1 12	% Change
New England
Boston, MA	4,719	$2,057	$2,026	1.5%	95.3%	95.4%	(0.1%)	$27,762	$27,368	1.4%
Fairfield-New Haven, CT	2,347	2,078	2,028	2.5%	95.4%	96.0%	(0.6%)	13,965	13,708	1.9%
New England Average	7,066	2,064	2,026	1.9%	95.3%	95.6%	(0.3%)	41,727	41,076	1.6%

Metro NY/NJ
New York, NY	4,027	2,891	2,846	1.6%	96.5%	96.0%	0.5%	33,698	32,994	2.1%
New Jersey	2,246	2,045	2,018	1.3%	96.0%	96.4%	(0.4%)	13,222	13,101	0.9%
Long Island, NY	1,620	2,394	2,373	0.9%	96.4%	96.1%	0.3%	11,221	11,092	1.2%
Metro NY/NJ Average	7,893	2,548	2,511	1.5%	96.3%	96.1%	0.2%	58,141	57,187	1.7%

Mid-Atlantic
Washington Metro	4,748	1,902	1,868	1.8%	95.3%	96.6%	(1.3%)	25,825	25,691	0.5%
Mid-Atlantic Average	4,748	1,902	1,868	1.8%	95.3%	96.6%	(1.3%)	25,825	25,691	0.5%

Pacific Northwest
Seattle, WA	1,908	1,468	1,424	3.1%	96.5%	97.0%	(0.5%)	8,110	7,902	2.6%
Pacific Northwest Average	1,908	1,468	1,424	3.1%	96.5%	97.0%	(0.5%)	8,110	7,902	2.6%

Northern California
San Jose, CA	2,442	2,154	2,093	2.9%	95.9%	96.0%	(0.1%)	15,136	14,725	2.8%
Oakland-East Bay, CA	1,699	1,719	1,687	1.9%	96.3%	95.9%	0.4%	8,436	8,247	2.3%
San Francisco, CA	1,079	2,672	2,613	2.3%	96.3%	96.1%	0.2%	8,329	8,126	2.5%
Northern California Average	5,220	2,120	2,069	2.5%	96.1%	96.0%	0.1%	31,901	31,098	2.6%

Southern California
Los Angeles, CA	2,974	1,794	1,774	1.1%	95.7%	96.3%	(0.6%)	15,318	15,236	0.5%
Orange County, CA	1,000	1,716	1,688	1.7%	95.1%	96.6%	(1.5%)	4,895	4,883	0.2%
San Diego, CA	925	1,622	1,598	1.5%	95.1%	95.6%	(0.5%)	4,279	4,235	1.0%
Southern California Average	4,899	1,745	1,722	1.3%	95.5%	96.2%	(0.7%)	24,492	24,354	0.6%
Average/Total Established	31,734	$2,085	$2,048	1.8%	95.8%	96.1%	(0.3%)	$190,196	$187,308	1.5%

(1) Reflects the effect of concessions amortized over the average lease term.

Attachment 7

AvalonBay Communities, Inc.

Year-to-Date Revenue and Occupancy Changes - Established Communities (1)

June 30, 2012

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s) (3)

		YTD 12	YTD 11	% Change	YTD 12	YTD 11	% Change	YTD 12	YTD 11	% Change
New England
Boston, MA	4,719	$2,043	$1,925	6.1%	95.3%	96.0%	(0.7%)	55,130	52,302	5.4%
Fairfield-New Haven, CT	2,347	2,053	1,962	4.6%	95.7%	96.5%	(0.8%)	27,673	26,650	3.8%
New England Average	7,066	2,046	1,939	5.5%	95.5%	96.1%	(0.6%)	82,803	78,952	4.9%

Metro NY/NJ
New York, NY	4,027	2,869	2,675	7.3%	96.2%	96.0%	0.2%	66,692	62,066	7.5%
New Jersey	2,246	2,030	1,940	4.6%	96.2%	96.2%	0.0%	26,323	25,154	4.6%
Long Island, NY	1,620	2,385	2,310	3.2%	96.3%	96.4%	(0.1%)	22,313	21,632	3.1%
Metro NY/NJ Average	7,893	2,531	2,392	5.8%	96.2%	96.1%	0.1%	115,328	108,852	5.9%

Mid-Atlantic
Washington Metro	4,748	1,884	1,812	4.0%	96.0%	95.5%	0.5%	51,516	49,316	4.5%
Mid-Atlantic Average	4,748	1,884	1,812	4.0%	96.0%	95.5%	0.5%	51,516	49,316	4.5%

Pacific Northwest
Seattle, WA	1,908	1,446	1,346	7.4%	96.7%	95.4%	1.3%	16,012	14,734	8.7%
Pacific Northwest Average	1,908	1,446	1,346	7.4%	96.7%	95.4%	1.3%	16,012	14,734	8.7%

Northern California
San Jose, CA	2,442	2,124	1,911	11.1%	96.0%	96.7%	(0.7%)	29,861	27,053	10.4%
Oakland-East Bay, CA	1,699	1,703	1,554	9.6%	96.1%	96.8%	(0.7%)	16,683	15,319	8.9%
San Francisco, CA	1,079	2,643	2,379	11.1%	96.2%	95.9%	0.3%	16,455	14,773	11.4%
Northern California Average	5,220	2,094	1,893	10.6%	96.1%	96.5%	(0.4%)	62,999	57,145	10.2%

Southern California
Los Angeles, CA	2,974	1,784	1,696	5.2%	96.0%	95.8%	0.2%	30,555	28,981	5.4%
Orange County, CA	1,000	1,701	1,603	6.1%	95.8%	96.2%	(0.4%)	9,778	9,253	5.7%
San Diego, CA	925	1,609	1,552	3.7%	95.3%	95.9%	(0.6%)	8,513	8,258	3.1%
Southern California Average	4,899	1,734	1,650	5.1%	95.9%	95.9%	0.0%	48,846	46,492	5.1%

Average/Total Established	31,734	$2,066	$1,945	6.2%	96.0%	96.0%	0.0%	$377,504	$355,491	6.2%

(1) Established Communities are communities with stabilized operating expenses as of January 1, 2011 such that a comparison of 2011 to 2012 is meaningful.

(2) Reflects the effect of concessions amortized over the average lease term.

(3) With concessions reflected on a cash basis, rental revenue from Established Communities increased 5.8% between years.

Attachment 8

AvalonBay Communities, Inc.

Operating Expenses (“Opex”) - Established Communities (1)

June 30, 2012

(Dollars in thousands)

(unaudited)

				Q2 2012				YTD 2012
	Q2	Q2		% of	YTD	YTD		% of
	2012	2011	% Change	Total Opex	2012	2011	% Change	Total Opex

Property taxes (2)	$18,691	$18,104	3.2%	32.4%	$37,032	$36,072	2.7%	32.3%
Payroll (3)	13,541	12,749	6.2%	23.5%	27,442	26,273	4.4%	23.9%
Repairs & maintenance	10,019	9,757	2.7%	17.3%	18,966	18,284	3.7%	16.5%
Office operations (4)	6,205	6,731	(7.8%)	10.7%	12,430	13,226	(6.0%)	10.8%
Utilities (5)	5,771	5,811	(0.7%)	10.0%	12,433	13,546	(8.2%)	10.9%
Marketing	1,668	1,443	15.6%	2.9%	3,023	3,229	(6.4%)	2.6%
Insurance (6)	1,853	1,486	24.7%	3.2%	3,409	3,185	7.0%	3.0%
Total Established Communities
Operating Expenses (7)	$57,748	$56,081	3.0%	100.0%	$114,735	$113,815	0.8%	100.0%

(1) See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2) Property taxes increased for the three and six months ended June 30, 2012 primarily due to increases in both rates and assessments.  The increase for the six months ended June 30, 2012 is offset partially by refunds received in the current year.

(3) Payroll includes expenses directly related to on-site operations.  The increases for the three and six months ended June 30, 2012 over the prior year periods are due primarily to increased compensation and benefits costs.

(4) Office operations includes administrative costs, land lease expense, bad debt expense and association and license fees. The decreases for the three and six months ended June 30, 2012 from the prior year periods are due primarily to a decrease in bad debt expense.

(5) Utilities represents aggregate utility costs, net of resident reimbursements.  The decreases for the three and six months ended June 30, 2012 from the prior year periods are due primarily to lower electric and gas expense, due to the mild winter experienced across the United States, lower rates from negotiated contracts, benefits realized from the Company’s investment in energy efficient infrastructure, and increased receipts from water submetering.

(6) Insurance costs consist of premiums, expected claims activity and associated reductions from receipt of claims proceeds. The increase over the prior year periods are due primarily to an increase in property insurance costs experienced upon renewal of the Company’s policy in the second quarter of 2012, and the timing of claims. Insurance costs can exhibit volatility due to the amounts and timing of estimated and actual claim activity and the related proceeds received.

(7) Operating expenses for Established Communities excludes indirect costs for off-site corporate-level property management related expenses, and other support related expenses.

Attachment 9

AvalonBay Communities, Inc.

Development Communities as of June 30, 2012

Community Information		Number	Total	Schedule				Avg Rent				%
		of	Capital				Stabilized	Per	%	%	%	Economic
		Apt	Cost		Initial		Operations	Home	Comp	Leased	Occupied	Occ.
Development Name	Location	Homes	(millions) (1)	Start	Occupancy	Complete	(1)	(1)	(2)	(3)	(4)	(1) (5)

Under Construction:

1. Avalon Green II	Greenburgh, NY	444	$ 107.8	Q3 2010	Q3 2011	Q4 2012	Q2 2013	$ 2,515	74.3%	68.9%	60.8%	40.3%
2. Avalon at Wesmont Station I	Wood-Ridge, NJ	266	62.5	Q4 2010	Q1 2012	Q4 2012	Q2 2013	1,925	62.0%	60.2%	56.0%	22.5%
3. Avalon Ocean Avenue	San Francisco, CA	173	61.1	Q4 2010	Q1 2012	Q4 2012	Q2 2013	2,680	72.8%	65.9%	46.2%	19.1%
4. Avalon North Bergen	North Bergen, NJ	164	42.8	Q4 2010	Q2 2012	Q3 2012	Q1 2013	2,125	79.3%	69.5%	61.0%	20.8%
5. Avalon Garden City	Garden City, NY	204	68.0	Q2 2011	Q2 2012	Q4 2012	Q2 2013	3,480	19.1%	43.1%	18.1%	7.7%
6. Avalon Park Crest	Tysons Corner, VA	354	77.6	Q4 2010	Q3 2012	Q2 2013	Q4 2013	1,910	10.5%	18.9%	6.8%	0.0%
7. Avalon Exeter	Boston, MA	187	114.0	Q2 2011	Q3 2013	Q1 2014	Q3 2014	4,335	N/A	N/A	N/A	N/A
8. Avalon Irvine II	Irvine, CA	179	46.2	Q3 2011	Q1 2013	Q2 2013	Q4 2013	1,840	N/A	N/A	N/A	N/A
9. AVA Ballard	Seattle, WA	265	68.8	Q3 2011	Q2 2013	Q3 2013	Q1 2014	1,715	N/A	N/A	N/A	N/A
10. Avalon Shelton III	Shelton, CT	251	47.9	Q3 2011	Q1 2013	Q3 2013	Q1 2014	1,745	N/A	N/A	N/A	N/A
11. Avalon Hackensack	Hackensack, NJ	226	47.2	Q3 2011	Q2 2013	Q4 2013	Q2 2014	2,555	N/A	N/A	N/A	N/A
12. AVA H Street	Washington, D.C.	138	35.1	Q4 2011	Q4 2012	Q2 2013	Q4 2013	2,065	N/A	N/A	N/A	N/A
13. Avalon West Chelsea/AVA High Line	New York, NY	715	276.1	Q4 2011	Q4 2013	Q1 2015	Q3 2015	3,300	N/A	N/A	N/A	N/A
14. Avalon Natick	Natick, MA	407	82.9	Q4 2011	Q2 2013	Q2 2014	Q4 2014	1,805	N/A	N/A	N/A	N/A
15. Avalon Somerset	Somerset, NJ	384	79.5	Q4 2011	Q3 2012	Q4 2013	Q2 2014	1,965	N/A	N/A	N/A	N/A
16. Avalon Mosaic	Tysons Corner, VA	531	120.9	Q1 2012	Q4 2013	Q3 2014	Q1 2015	1,930	N/A	N/A	N/A	N/A
17. Avalon East Norwalk	Norwalk, CT	240	45.5	Q2 2012	Q2 2013	Q1 2014	Q3 2014	1,840	N/A	N/A	N/A	N/A
18. Avalon Dublin Station II	Dublin, CA	255	73.0	Q2 2012	Q4 2013	Q2 2014	Q4 2014	2,080	N/A	N/A	N/A	N/A
19. Avalon/AVA Assembly Row	Somerville, MA	448	113.5	Q2 2012	Q4 2013	Q3 2014	Q1 2015	2,310	N/A	N/A	N/A	N/A
20. AVA University District	Seattle, WA	283	76.7	Q2 2012	Q1 2014	Q3 2014	Q1 2015	1,760	N/A	N/A	N/A	N/A

Subtotal / Weighted Average		6,114	$ 1,647.1					$ 2,305

Completed this Quarter:

1. Avalon Rockville Centre	Rockville Centre, NY	349	$ 109.7	Q1 2010	Q2 2011	Q2 2012	Q4 2012	$ 2,680	100.0%	91.7%	90.0%	77.4%
2. AVA Queen Anne	Seattle, WA	203	54.6	Q3 2010	Q4 2011	Q2 2012	Q4 2012	2,115	100.0%	93.6%	91.6%	60.7%
3. Avalon Cohasset	Cohasset, MA	220	55.0	Q4 2010	Q3 2011	Q2 2012	Q4 2012	1,940	100.0%	92.7%	85.5%	64.3%
4. Avalon Andover	Andover, MA	115	26.6	Q2 2011	Q2 2012	Q2 2012	Q4 2012	1,880	100.0%	85.2%	77.4%	30.5%

Subtotal / Weighted Average		887	$ 245.9					$ 2,265

Total / Weighted Average		7,001	$ 1,893.0					$ 2,300

Wtd Average Projected NOI as a % of Total Capital Cost (1)	6.9%	Asset Cost Basis (millions) (6)		Source
		Capital Cost, Under Construction and Completed This Quarter	$1,893.0	Att. 9
Q2 2012 Net Operating Income/(Deficit) for communities under		Less: Remaining to Invest, Under Construction and Completed This Quarter	(896)	Att. 11
construction and completed this quarter was $3.8 million. (1)
		Total Asset Cost Basis, Under Construction and Completed This Quarter	$ 997

(1)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Includes apartment homes for which construction has been completed and accepted by management as of July 20, 2012.

(3)	Includes apartment homes for which leases have been executed or non-refundable deposits have been paid as of July 20, 2012.

(4)	Physical occupancy based on apartment homes occupied as of July 20, 2012.

(5)	Represents Economic Occupancy for the second quarter of 2012.

(6)	There are currently no Non-Stabilized Development Completions from prior quarters.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the second quarter of 2012.

Attachment 10

AvalonBay Communities, Inc.

Redevelopment Communities as of June 30, 2012

Community Information				Total	Schedule				Avg
			Number	Capital					Post-Renovated	Homes
			of Apt	Cost (1)(2)	Acquisition /			Restabilized	Rent Per	Completed
Community Name		Location	Homes	(millions)	Completion	Start	Complete	Ops (2)	Home (2)	@ 6/30/2012

Under Redevelopment:

1.	Avalon Sunset Towers	San Francisco, CA	243	$ 13.1	Q2 1996	Q4 2010	Q3 2013	Q1 2014	$2,625	97
2.	Eaves Foster City	Foster City, CA	288	7.0	Q1 1994	Q3 2011	Q4 2012	Q2 2013	2,010	280
3.	AVA Ballston	Arlington, VA	344	13.9	Q4 1993	Q3 2011	Q4 2012	Q2 2013	2,175	192
4.	Eaves Santa Margarita	Rancho Santa Margarita, CA	301	7.0	Q2 1997	Q3 2011	Q3 2012	Q1 2013	1,500	301
5.	Avalon Wilton I	Wilton, CT	102	5.6	Q2 1997	Q4 2011	Q3 2012	Q1 2013	3,425	102
6.	Avalon at Lexington	Lexington, MA	198	7.9	Q3 1994	Q4 2011	Q3 2012	Q1 2013	2,025	198
7.	AVA Newport	Costa Mesa, CA	145	5.6	Q3 1996	Q4 2011	Q3 2012	Q1 2013	1,890	108
8.	Avalon at Center Place	Providence, RI	225	6.7	Q2 1997	Q4 2011	Q4 2012	Q2 2013	2,460	95
9.	AVA Cortez Hill	San Diego, CA	294	10.5	Q1 1998	Q4 2011	Q4 2012	Q2 2013	1,655	133
10.	Eaves San Jose	San Jose, CA	440	14.9	Q3 1996	Q4 2011	Q2 2013	Q4 2013	1,755	102
11.	Eaves Fairfax	Fairfax, VA	141	4.9	Q2 1997	Q2 2012	Q2 2013	Q4 2013	1,740	6

Total/ Weighted Average			2,721	$ 97.1					$2,020	1,614

(1)	Exclusive of costs incurred prior to Redevelopment.

(2)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the second quarter of 2012.

Attachment 11

AvalonBay Communities, Inc.

Summary of Development and Redevelopment Community Activity (1) as of June 30, 2012

(Dollars in Thousands)

DEVELOPMENT

	Apt Homes	Total Capital	Cost of Homes		Construction in
	Completed &	Cost Invested	Completed &	Remaining to	Progress at
	Occupied	During Period (2)	Occupied (3)	Invest (4)	Period End (5)

Total - 2010 Actual	1,730	$404,910	$578,159	$466,991	$296,292

Total - 2011 Actual	1,086	$525,391	$298,259	$804,231	$578,809

2012 Projected:
Quarter 1 (Actual)	213	$151,594	$54,692	$775,395	$663,459
Quarter 2 (Actual)	698	189,325	189,201	896,049	652,000
Quarter 3 (Projected)	644	174,200	169,011	721,849	592,091
Quarter 4 (Projected)	429	163,075	102,332	558,774	628,450

Total - 2012 Projected	1,984	$678,194	$515,236

REDEVELOPMENT

	Total Capital		Reconstruction in
	Cost Invested	Remaining to	Progress at
	During Period (2)	Invest (4)	Period End

Total - 2010 Actual	$47,688	$73,518	$13,412

Total - 2011 Actual	$62,986	$87,646	$18,790

2012 Projected:
Quarter 1 (Actual)	$15,307	$67,657	$25,158
Quarter 2 (Actual)	25,317	46,322	29,493
Quarter 3 (Projected)	29,025	17,297	16,761
Quarter 4 (Projected)	10,096	7,201	7,669

Total - 2012 Projected	$79,745

(1)	Data is presented for all communities currently under development or redevelopment.

(2)

Represents Total Capital Cost incurred or expected to be incurred during the quarter, year or in total. See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)

Represents projected Total Capital Cost of apartment homes completed and occupied, or projected to be occupied during the quarter or year. Calculated by dividing Total Capital Cost for each Development Community by number of homes for the community, multiplied by the number of homes completed and occupied, or projected to be occupied during the quarter or year.

(4)	Represents projected Total Capital Cost remaining to invest on communities currently under construction or reconstruction.

(5)	2012 Quarter 2 (Actual) reflects construction in progress for communities under development and includes $21.8 million related to communities not currently under development or redevelopment.

This chart contains forward-looking statements.  Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the second quarter of 2012.

Attachment 12

AvalonBay Communities, Inc.

Future Development as of June 30, 2012

DEVELOPMENT RIGHTS (1)

		Estimated	Total Capital
	# of Rights	Number	Cost (1) (2)
		of Homes	(millions)

Development Rights as of 12/31/2011	32	9,012	$ 2,581

Q1 2012 Additions	3	934	$ 334
Q1 2012 Construction Starts	(1)	(531)	(121)
Q1 2012 Adjustments to existing Dev Rights	-	-	10

Development Rights as of 3/31/2012	34	9,415	$ 2,804

Q2 2012 Additions	3	922	$ 275
Q2 2012 Construction Starts	(4)	(1,227)	(308)
Q2 2012 Adjustments to existing Dev Rights	-	(74)	24

Development Rights as of 6/30/2012	33	9,036	$ 2,795

Current Development Rights by Market

Boston, MA	5	1,509	$ 547
Fairfield-New Haven, CT	2	290	66
New York, NY (3)	3	1,405	586
New Jersey	10	2,445	526
Long Island, NY	1	303	76
Washington, DC Metro	2	577	157
Seattle, WA	2	481	87
San Jose, CA	1	250	76
Oakland-East Bay, CA	1	250	80
San Francisco, CA	2	455	206
Los Angeles, CA	3	850	333
San Diego, CA	1	221	55

Total as of June 30, 2012	33	9,036	$ 2,795

(1)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)

The Company currently owns land, which was originally acquired for $222 million, for the future development of 11 of 33 Development Rights. Construction is expected to commence in 2012 or 2013 on nine of the 11 Development Rights for which land is owned.

(3)	Includes Development Rights in Westchester County and Rockland County, NY.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the second quarter of 2012.

Attachment 13

AvalonBay Communities, Inc.

Summary of Disposition Activity (1)

as of June 30, 2012

(Dollars in thousands)

			Accumulated		Weighted Average
Number of	Gross Sales		Depreciation	Economic	Initial Year	Weighted Average
Communities Sold (2)	Price	GAAP Gain	and Other	Gain (Loss) (3)	Mkt. Cap Rate (3) (4)	Unleveraged IRR (3) (4)

1998 - 2002:
41 Communities	$969,339	$224,887	$85,935	$138,952	7.9%	14.6%

2003 - 2007:
33 Communities, 1 Office Building	$1,649,678	$787,521	$126,149	$661,372	4.9%	16.4%
9 Land Parcels (5)

2008:
10 Communities	$564,950	$284,901	$55,786	$229,115	5.1%	14.1%

2009:
5 Communities, 2 Land Parcels (6)	$193,186	$68,717	$16,692	$52,025	6.5%	13.0%

2010:
3 Communities, 1 Office Building (6)	$198,600	$74,074	$51,977	$22,097	6.6%	9.8%

2011:
3 Communities, 3 Land Parcels (7)	$292,965	$287,132	$156,233	$130,899	5.1%	16.0%

2012:
2 Communities, 1 Land Parcel (8)	$186,050	$95,329	$45,147	$50,182	5.3%	11.1%

1998 - 2012 Total

97 Communities, 2 Office Buildings,	$4,054,768	$1,822,561	$537,919	$1,284,642	5.9%	14.7%
15 Land Parcels

(1)	Activity excludes dispositions by Fund I and dispositions to joint venture entities in which the Company retains an economic interest.

(2)

For dispositions from January 1, 1998 through December 31, 2002 the Weighted Average Holding Period is 4.5 years, for dispositions from January 1, 2003 through December 31, 2007, the Weighted Average Holding Period is 7.6 years and for dispositions from January 1, 2008 through June 30, 2012 the Weighted Average Holding Period is 12.6 years. For January 1, 1998 through June 30, 2012 the Weighted Average Holding Period is 8.5 years.

(3)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(4)

For purposes of this attachment, land and office building sales and the disposition of any real estate held in a joint venture for any or all of the Company’s investment period, are not included in the calculation of Weighted Average Holding Period, Weighted Average Initial Year Market Cap Rate, or Weighted Average Unleveraged IRR.

(5)	GAAP gains for sales during this period include our proportionate share of communities held by joint ventures and the recovery of any previously recognized impairment losses.

(6)

2009 and 2010 GAAP and Economic Gain include the recognition of approximately $2,770 and $2,675, respectively, in deferred gains for prior year dispositions, recognition of which occurred in conjunction with settlement of associated legal matters.

(7)

2011 results exclude the Company’s proportionate gain of $7,675 associated with an asset exchange. 2011 Accumulated Depreciation and Other includes $20,210 in impairment charges on two of the land parcels sold.

(8)	2012 Accumulated Depreciation and Other includes $16,363 in impairment charges for the land parcel sold.

Attachment 14

AvalonBay Communities, Inc

Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms

This release, including its attachments, contains certain non-GAAP financial measures and other terms.  The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable.  The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance.  In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures.  Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies.  A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2012	2011	2012	2011

Net income attributable to common stockholders	$156,909	$43,373	$214,667	$73,713
Depreciation - real estate assets, including discontinued operations and joint venture adjustments	66,711	64,240	132,003	127,434
Distributions to noncontrolling interests, including discontinued operations	7	7	14	13
Gain on sale of unconsolidated entities holding previously depreciated real estate assets	(385)	--	(1,471)	--
Gain on sale of previously depreciated real estate assets	(95,049)	(7,675)	(95,049)	(7,675)

FFO attributable to common stockholders	$128,193	$99,945	$250,164	$193,485

Average shares outstanding - diluted	95,992,825	88,196,438	95,820,203	87,597,981

Earnings per share - diluted	$1.63	$0.49	$2.24	$0.84

FFO per common share - diluted	$1.34	$1.13	$2.61	$2.21

The Company’s results for the three and six months ended June 30, 2012 and the comparable prior year periods include the non-routine items outlined in the following table:

Attachment 14

Non-Routine Items

Decrease (Increase) in Net income and FFO

(dollars in thousands)

	Q2	YTD	Q2	YTD
	2012	2012	2011	2011

Prepayment penalties and write off of deferred financing costs	$ 602	$ 1,853	$ -	$ -
Acquisition costs - consolidated and joint venture (1)	81	304	1,242	1,276
Gain on Land Sales	(280)	(280)	-	-
Severance and related costs	160	467	(400)	(400)
Interest income on escrow	-	-	-	(2,478)

Total non-routine items	$ 563	$ 2,344	$ 842	$ (1,602)

Weighted average dilutive shares outstanding	95,992,825	95,820,203	88,196,438	87,597,981

(1)  Includes the Company’s proportionate share of acquisition costs for joint venture acquisitions.

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected Net Income from projected operating performance.  A reconciliation of the range provided for Projected FFO per share (diluted) for the third quarter and full year 2012 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	Range	Range

Projected EPS (diluted) - Q3 2012	$ 1.00	$ 1.04
Projected depreciation (real estate related)	0.67	0.71
Projected gain on sale of operating communities	(0.29)	(0.33)

Projected FFO per share (diluted) - Q3 2012	$ 1.38	$ 1.42

Projected EPS (diluted) - Full Year 2012	$ 5.11	$ 5.25
Projected depreciation (real estate related)	2.69	2.83
Projected gain on sale of operating communities	(2.41)	(2.55)

Projected FFO per share (diluted) - Full Year 2012	$ 5.39	$ 5.53

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs.  This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets.  In addition, because prospective buyers of real estate have

Attachment 14

different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI (from continuing operations) to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q2	Q2	Q1	Q4	YTD	YTD

	2012	2011	2012	2011	2012	2011

Net income	$ 156,821	$ 43,192	$ 57,609	$ 322,965	$ 214,430	$ 73,728
Indirect operating expenses, net of corporate income	8,617	7,701	8,036	8,096	16,653	14,729
Investments and investment management expense	1,499	1,341	1,446	1,266	2,945	2,532
Expensed acquisition, development and other pursuit costs	901	1,353	239	330	1,141	2,003
Interest expense, net	33,193	44,544	33,626	37,640	66,819	87,515
(Gain) loss on extinguishment of debt, net	--	--	1,179	1,940	1,179	--
General and administrative expense	8,316	8,145	9,710	7,847	18,026	15,437
Joint venture loss (income)	(2,073)	(395)	(2,175)	(1,607)	(4,248)	(898)
Depreciation expense	64,875	60,836	62,561	61,991	127,436	120,059
Gain on sale of real estate assets	(95,329)	(7,675)	--	(273,415)	(95,329)	(7,675)
(Income) loss from discontinued operations	(1,152)	(283)	(1,717)	845	(2,870)	(303)

NOI from continuing operations	$ 175,668	$ 158,759	$ 170,514	$ 167,898	$ 346,182	$ 307,127

Established:
New England	$ 27,263	$ 25,797	$ 26,631	$ 27,299	$ 53,894	$ 50,280
Metro NY/NJ	40,637	38,230	39,591	38,571	80,228	74,281
Mid-Atlantic	18,722	18,282	18,816	19,063	37,538	35,958
Pacific NW	5,651	5,160	5,572	5,229	11,223	10,141
No. California	23,235	20,600	22,793	21,917	46,028	40,338
So. California	17,023	15,687	16,979	17,326	34,002	30,855
Total Established	132,531	123,756	130,382	129,405	262,913	241,853
Other Stabilized	23,244	20,273	22,705	21,344	45,949	36,344
Development/Redevelopment	19,893	14,730	17,427	17,149	37,320	28,930

NOI from continuing operations	$ 175,668	$ 158,759	$ 170,514	$ 167,898	$ 346,182	$ 307,127

Attachment 14

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2011 through June 30, 2012 or classified as held for sale at June 30, 2012).  A reconciliation of NOI from communities sold or classified as discontinued operations to Net Income for these communities is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2012	2011	2012	2011

Income from discontinued operations	$ 1,152	$ 283	$ 2,870	$ 303
Interest expense, net	53	1,311	133	2,611
Loss on extinguishment of debt	602	--	602	--
Depreciation expense	144	2,084	895	4,160

NOI from discontinued operations	$ 1,951	$ 3,678	$ 4,500	$ 7,074

NOI from assets sold	1,951	3,678	4,500	7,074

NOI from discontinued operations	$ 1,951	$ 3,678	$ 4,500	$ 7,074

Projected NOI, as used within this release for certain Development Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses.  For Development Communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations, as defined below, following the completion of construction.  In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation.  Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue.  Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs.  Projected gross potential for Development Communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow.  There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions.

Attachment 14

A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2012	2011	2012	2011

Rental revenue (GAAP basis)	$ 190,196	$ 179,775	$ 377,504	$ 355,491
Concessions amortized	97	1,186	295	2,783
Concessions granted	(15)	(378)	(86)	(1,133)

Rental revenue (with concessions on a cash basis)	$ 190,278	$ 180,583	$ 377,713	$ 357,141

% change -- GAAP revenue		5.8%		6.2%

% change -- cash revenue		5.4%		5.8%

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the quarter ended June 30, 2012 as well as prior years’ activities is presented on Attachment 13.

Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains and gain on the sale of investments in real estate joint ventures, divided by the sum of interest expense, net, and preferred dividends.  Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies.  EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of EBITDA and a calculation of Interest Coverage for the second quarter of 2012 are as follows (dollars in thousands):

Net income attributable to common stockholders	$ 156,909
Interest expense, net	33,193
Interest expense (discontinued operations)	53
Depreciation expense	64,875
Depreciation expense (discontinued operations)	144

EBITDA	$ 255,174

EBITDA from continuing operations	$ 158,776
EBITDA from discontinued operations	96,398

EBITDA	$ 255,174

EBITDA from continuing operations	$ 158,776

Interest expense, net	$ 33,193

Interest coverage	4.8

Attachment 14

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP.  For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $ 200 - $ 300 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items.  For this purpose, management’s projection of operating expenses for the community includes a management fee of 3.0% - 3.5%.  The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses.  Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities.  The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the six months ended June 30, 2012 is as follows (dollars in thousands):

Attachment 14

NOI for Established Communities	$ 262,913
NOI for Other Stabilized Communities	45,949
NOI for Development/Redevelopment Communities	37,320
NOI for discontinued operations	4,500
Total NOI generated by real estate assets	350,682
NOI on encumbered assets	96,075
NOI on unencumbered assets	254,607

Unencumbered NOI	73%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year.  Therefore, for 2012, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2011 and are not conducting or planning to conduct substantial redevelopment activities within the current year.  Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.  While the Company establishes the classification of its communities on an annual basis, the Company may update the classification of its communities during the calendar year to the extent that its plans with regard to the disposition or redevelopment of a community change during the year.

Other Stabilized Communities are completed consolidated communities that the Company owns, which did not have stabilized operations as of January 1, 2011, but have stabilized occupancy as of January 1, 2012. Other Stabilized Communities do not include communities that are planning to conduct substantial redevelopment activities or that are planned for disposition within the current year. While the Company establishes the classification of its communities on an annual basis, the Company may update the classification of its communities during the calendar year to the extent that its plans with regard to the disposition or redevelopment of a community change during the year.

Development Communities are communities that are under construction during the current year. These communities may be partially or fully complete and operating.

Redevelopment Communities are communities where the Company owns a majority interest and where substantial redevelopment is in progress or is planned to begin during the current year.  Redevelopment is generally considered substantial when capital invested during the reconstruction effort is expected to exceed either $ 5,000,000 or 10% of the community’s pre-development basis and is expected to have a material impact on the community’s operations, including occupancy levels and future rental rates. While the Company establishes the classification of its communities on an annual basis, the Company may update the classification of its communities during the calendar year to the extent that its plans with regard to the disposition or redevelopment of a community change during the year.

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents.  By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data.  Trends in market rents for a region as reported by others could vary.  Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Non-Revenue Generating Capex represents capital expenditures that will not directly result in revenue earnings or expense savings.

Attachment 14

Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Average Rent per Home as calculated for certain Development and Redevelopment Communities in lease-up,  reflects management’s projected stabilized rents net of estimated stabilized concessions and including estimated stabilized other rental revenue.  Projected stabilized rents are based on one or more of the following:  (i) actual average leased rents on apartments leased through quarter end; (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations, and Market Rents on unleased homes.

Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land or where the Company controls the land through a ground lease or owns land to develop a new community.  The Company capitalizes related pre-development costs incurred in pursuit of new developments for which future development is probable.